HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of the Six-Month Transition Period Ending
December 31, 2023* and an Increase in the Quarterly Dividend

ASHEVILLE, N.C., October 25, 2023 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of the six-month transition period ending December 31, 2023* and an increase in its quarterly cash dividend.
For the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023:
•net income was $14.8 million compared to $15.0 million;
•diluted earnings per share ("EPS") was $0.88 compared to $0.90;
•annualized return on assets ("ROA") was 1.33% compared to 1.39%;
•annualized return on equity ("ROE") was 12.23% compared to 12.85%;
•net interest income was $42.2 million compared to $43.9 million;
•net interest margin was 4.02% compared to 4.32%;
•provision for credit losses was $2.6 million compared to $405,000;
•noninterest income was $8.6 million compared to $6.9 million;
•tax-free death benefit proceeds from life insurance of $1.1 million compared to $0, which was the primary driver of the change in noninterest income noted above;
•net portfolio loan growth was $1.1 million, or 0.1% annualized, compared to $9.8 million, or 1.1% annualized; and
•quarterly cash dividends continued at $0.10 per share totaling $1.7 million for both periods.
The unrealized loss on our available for sale investment portfolio was $6.0 million, or 4.3% of book value, compared to $5.3 million, or 3.4% of book value as of September 30, 2023 and June 30, 2023, respectively. No held to maturity securities were held as of either date.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.11 per common share, reflecting a $0.01, or 10.0%, increase over the previous quarter's dividend. This is the fifth increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on November 30, 2023 to shareholders of record as of the close of business on November 16, 2023.
"We are pleased to report another quarter of strong financial results," said Hunter Westbrook, President and Chief Executive Officer. "Our well-positioned balance sheet and resilient performance despite the most challenging interest rate environment of my 35-year banking career validates the strategic makeover of HomeTrust Bank.
"Our net interest margin remains in the top quartile despite the funding pressure being experienced across the industry. We are intentionally focused on prudent loan growth which is reflected in the minimal loan growth for the quarter. In addition, our credit quality metrics remain strong when compared to the industry and historical periods.
"This performance is a direct result of our strategic decisions and investments over the last several years, and the required buy-in, focused execution, and ongoing hard work of our teammates. I couldn't be more proud of our HomeTrust family."

WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

*As previously announced, on July 24, 2023, the Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31. The transition period of July 1, 2023 to December 31, 2023 will be covered on a Transition Report Form 10-KT.

Comparison of Results of Operations for the Three Months Ended September 30, 2023 and June 30, 2023
Net Income.  Net income totaled $14.8 million, or $0.88 per diluted share, for the three months ended September 30, 2023 compared to net income of $15.0 million, or $0.90 per diluted share, for the three months ended June 30, 2023, a decrease of $179,000, or 1.2%. The results for the three months ended September 30, 2023 were negatively impacted by an increase of $2.2 million in the provision for credit losses and a decrease of $1.7 million in net interest income, partially offset by a $1.7 million increase in noninterest income and $1.3 million decrease in noninterest expense. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2023			June 30, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,865,502	$58,496	6.00%	$3,769,449	$56,122	5.97%
Debt securities available for sale	146,877	1,259	3.40	164,105	1,338	3.27
Other interest-earning assets(2)	148,386	2,110	5.64	138,420	1,671	4.84
Total interest-earning assets	4,160,765	61,865	5.90	4,071,974	59,131	5.82
Other assets	276,210			270,410
Total assets	$4,436,975			$4,342,384
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$597,856	$1,117	0.74%	$639,250	$1,148	0.72%
Money market accounts	1,222,372	7,726	2.51	1,261,590	6,539	2.08
Savings accounts	207,489	46	0.09	217,997	49	0.09
Certificate accounts	789,668	7,540	3.79	641,256	4,926	3.08
Total interest-bearing deposits	2,817,385	16,429	2.31	2,760,093	12,662	1.84
Junior subordinated debt	9,979	236	9.38	9,954	218	8.78
Borrowings	208,157	3,040	5.79	169,134	2,355	5.58
Total interest-bearing liabilities	3,035,521	19,705	2.58	2,939,181	15,235	2.08
Noninterest-bearing deposits	861,788			879,303
Other liabilities	58,513			55,268
Total liabilities	3,955,822			3,873,752
Stockholders' equity	481,153			468,632
Total liabilities and stockholders' equity	$4,436,975			$4,342,384
Net earning assets	$1,125,244			$1,132,793
Average interest-earning assets to average interest-bearing liabilities	137.07%			138.54%
Non-tax-equivalent
Net interest income		$42,160			$43,896
Interest rate spread			3.32%			3.74%
Net interest margin(3)			4.02%			4.32%
Tax-equivalent(4)
Net interest income		$42,475			$44,194
Interest rate spread			3.35%			3.77%
Net interest margin(3)			4.05%			4.35%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $315 and $298 for the three months ended September 30, 2023 and June 30, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended September 30, 2023 increased $2.7 million, or 4.6%, compared to the three months ended June 30, 2023, which was driven by a $2.4 million, or 4.2%, increase in interest income on loans. Accretion income on acquired loans of $378,000 and $973,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended September 30, 2023 increased $4.5 million, or 29.3%, compared to the three months ended June 30, 2023. The increase was the result of both increases in the average cost of funds across funding sources and an increase in average deposits and borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$2,066	$308	$2,374
Debt securities available for sale	(127)	48	(79)
Other interest-earning assets	143	296	439
Total interest-earning assets	2,082	652	2,734
Interest-bearing liabilities
Interest-bearing checking accounts	(62)	31	(31)
Money market accounts	(119)	1,306	1,187
Savings accounts	(2)	(1)	(3)
Certificate accounts	1,222	1,392	2,614
Junior subordinated debt	3	15	18
Borrowings	576	109	685
Total interest-bearing liabilities	1,618	2,852	4,470
Decrease in net interest income			$(1,736)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Provision for credit losses
Loans	$2,850	$910	$1,940	213%
Off-balance-sheet credit exposure	(280)	(505)	225	45
Total provision for credit losses	$2,570	$405	$2,165	535%
For the quarter ended September 30, 2023, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.6 million during the quarter:
•$0.2 million benefit driven by changes in the loan mix.
•$0.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.3 million increase in specific reserves on individually evaluated credits.
For the quarter ended June 30, 2023, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $1.2 million during the quarter:
•$0.1 million provision driven by changes in the loan mix.
•$0.3 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.1 million decrease in specific reserves on individually evaluated credits.
For the quarters ended September 30, 2023 and June 30, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended September 30, 2023 increased $1.7 million, or 25.2%, when compared to the quarter ended June 30, 2023. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,318	$2,393	$(75)	(3)%
Loan income and fees	559	792	(233)	(29)
Gain on sale of loans held for sale	1,293	1,109	184	17
Bank owned life insurance ("BOLI") income	1,749	573	1,176	205
Operating lease income	1,785	1,225	560	46
Gain on sale of premises and equipment	—	82	(82)	(100)
Other	923	714	209	29
Total noninterest income	$8,627	$6,888	$1,739	25%
•Loan income and fees: The decrease in loan income and fees was due to a $308,000 reduction in prepayment penalties quarter over quarter.
•Gain on sale of loans held for sale: The increase in the gain on sale of loans held for sale was primarily driven by home equity lines of credit ("HELOCs") sold during the period. During the quarter ended September 30, 2023, there were $31.2 million of HELOCs sold for a gain of $197,000 compared to no HELOCs sold in the prior quarter. There were $20.4 million of residential mortgage loans originated for sale which were sold during the current quarter with gains of $251,000 compared to $22.0 million sold with gains of $236,000 in the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline contributed an additional $158,000 and $152,000 in income in the same periods, respectively. Lastly, there were $12.4 million in sales of the guaranteed portion of SBA commercial loans with gains of $687,000 for the quarter ended September 30, 2023, compared to $12.1 million sold and gains of $721,000 for the quarter ended June 30, 2023.
•BOLI income: The increase in BOLI income was due to a $1.1 million tax-free gain on death benefit proceeds in excess of the cash surrender value of the policies. No such gains were recognized in the prior quarter.
•Operating lease income: The increase in operating lease income was the result of higher contractual earnings as well as gains or losses incurred at the end of operating leases, where we recognized a net gain of $51,000 at the end of operating leases for the quarter ended September 30, 2023 versus a net loss of $279,000 for the quarter ended June 30, 2023.
Noninterest Expense.  Noninterest expense for the three months ended September 30, 2023 decreased $1.3 million, or 4.4%, when compared to the three months ended June 30, 2023. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,514	$16,676	$(162)	(1)%
Occupancy expense, net	2,489	2,600	(111)	(4)
Computer services	3,173	3,302	(129)	(4)
Telephone, postage and supplies	652	677	(25)	(4)
Marketing and advertising	487	696	(209)	(30)
Deposit insurance premiums	717	549	168	31
Core deposit intangible amortization	859	859	—	—
Other	4,673	5,552	(879)	(16)
Total noninterest expense	$29,564	$30,911	$(1,347)	(4)%
•Marketing and advertising: The decrease in marketing and advertising is due to changes in media and product campaign spending quarter over quarter.
•Deposit insurance premiums: The increase in deposit insurance premiums is due to an increase in the rates the Company is charged for deposit insurance as well as growth in the assessment base.
•Other: The decrease is primarily the result of $552,000 in fraud losses recorded during the prior quarter versus a $16,000 net recovery of previously recorded losses in the current quarter.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended September 30, 2023 and June 30, 2023 were 20.5% and 22.9%, respectively. The decline in the effective tax rate was primarily driven by the tax-free gain on BOLI death benefit proceeds in addition to other changes in permanent book/tax differences.
Balance Sheet Review
Total assets increased by $44.5 million to $4.7 billion and total liabilities increased by $31.3 million to $4.2 billion, respectively, at September 30, 2023 as compared to June 30, 2023. The majority of these changes were the result of an increase in deposits, which, combined with maturing investments, were used to fund growth in loans held for sale and provide additional liquidity.

Stockholders' equity increased $13.2 million to $484.4 million at September 30, 2023 as compared to June 30, 2023. Activity within stockholders' equity included $14.8 million in net income, offset by $1.7 million in cash dividends declared. As of September 30, 2023, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $47.4 million, or 1.30% of total loans, at September 30, 2023 compared to $47.2 million, or 1.29% of total loans, as of June 30, 2023. The drivers of this change are discussed in the "Comparison of Results of Operations for the Three Months Ended September 30, 2023 and June 30, 2023 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $2.6 million, or 0.27% as a percent of average loans, for the three months ended September 30, 2023 compared to $1.2 million, or 0.13% as a percentage of average loans, for the three months ended June 30, 2023. The charge-offs recognized the past two quarters have been concentrated in our equipment finance and SBA portfolios, with the increase quarter-over-quarter being driven by the SBA portfolio.
Nonperforming assets, made up entirely of nonaccrual loans for both periods, increased by $3.5 million, or 42.4%, to $11.8 million, or 0.25% of total assets, at September 30, 2023 compared to $8.3 million, or 0.18% of total assets, at June 30, 2023. Nonperforming loans to total loans was 0.32% at September 30, 2023 and 0.23% at June 30, 2023.
The ratio of classified assets to total assets increased to 0.76% at September 30, 2023 from 0.53% at June 30, 2023 as classified assets increased $10.7 million, or 43.7%, to $35.2 million at September 30, 2023 compared to $24.5 million at June 30, 2023. The increase was primarily due to a single commercial real estate non-owner occupied relationship which totaled approximately $9.0 million.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of September 30, 2023, the Company had assets of $4.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (including the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions, and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to the impact of bank failures or adverse developments of other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effect of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities, including the Company's recent merger with Quantum Capital Corp., might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; goodwill impairment charges might be incurred; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2023	June 30, 2023(1)	March 31, 2023	December 31, 2022	September 30, 2022
Assets
Cash	$18,090	$19,266	$18,262	$15,825	$18,026
Interest-bearing deposits	306,924	284,231	296,151	149,209	76,133
Cash and cash equivalents	325,014	303,497	314,413	165,034	94,159
Commercial paper, net	—	—	—	—	85,296
Certificates of deposit in other banks	35,380	33,152	33,102	29,371	27,535
Debt securities available for sale, at fair value	134,348	151,926	157,718	147,942	161,741
FHLB and FRB stock	19,612	20,208	19,125	13,661	9,404
SBIC investments, at cost	14,586	14,927	13,620	12,414	12,235
Loans held for sale, at fair value	4,616	6,947	1,209	518	—
Loans held for sale, at the lower of cost or fair value	200,834	161,703	89,172	72,777	76,252
Total loans, net of deferred loan fees and costs	3,659,914	3,658,823	3,649,333	2,985,623	2,867,783
Allowance for credit losses – loans	(47,417)	(47,193)	(47,503)	(38,859)	(38,301)
Loans, net	3,612,497	3,611,630	3,601,830	2,946,764	2,829,482
Premises and equipment, net	72,463	73,171	74,107	65,216	68,705
Accrued interest receivable	16,513	14,829	13,813	11,076	9,667
Deferred income taxes, net	9,569	10,912	10,894	11,319	11,838
BOLI	106,059	106,572	105,952	96,335	95,837
Goodwill	34,111	34,111	33,682	25,638	25,638
Core deposit intangibles, net	9,918	10,778	11,637	32	58
Other assets	56,477	53,124	49,596	48,918	47,339
Total assets	$4,651,997	4,607,487	4,529,870	3,647,015	3,555,186
Liabilities and stockholders' equity
Liabilities
Deposits	$3,640,961	3,601,168	3,675,599	3,048,020	3,102,668
Junior subordinated debt	9,995	9,971	9,945	—	—
Borrowings	452,263	457,263	320,263	130,000	—
Other liabilities	64,367	67,899	62,821	58,840	56,296
Total liabilities	4,167,586	4,136,301	4,068,628	3,236,860	3,158,964
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	174	174	174	157	156
Additional paid in capital	171,663	171,222	170,670	128,486	127,153
Retained earnings	321,799	308,651	295,325	290,271	278,120
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,629)	(4,761)	(4,893)	(5,026)	(5,158)
Accumulated other comprehensive loss	(4,596)	(4,100)	(3,034)	(3,733)	(4,049)
Total stockholders' equity	484,411	471,186	458,242	410,155	396,222
Total liabilities and stockholders' equity	$4,651,997	$4,607,487	$4,526,870	$3,647,015	$3,555,186
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,380,307 at September 30, 2023; 17,366,673 at June 30, 2023; 17,370,063 at March 31, 2023; 15,673,595 at December 31, 2022; and 15,632,348 at September 30, 2022.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023
Interest and dividend income
Loans	$58,496	$56,122
Debt securities available for sale	1,259	1,338
Other investments and interest-bearing deposits	2,110	1,671
Total interest and dividend income	61,865	59,131
Interest expense
Deposits	16,429	12,662
Junior subordinated debt	236	218
Borrowings	3,040	2,355
Total interest expense	19,705	15,235
Net interest income	42,160	43,896
Provision for credit losses	2,570	405
Net interest income after provision for credit losses	39,590	43,491
Noninterest income
Service charges and fees on deposit accounts	2,318	2,393
Loan income and fees	559	792
Gain on sale of loans held for sale	1,293	1,109
BOLI income	1,749	573
Operating lease income	1,785	1,225
Gain on sale of premises and equipment	—	82
Other	923	714
Total noninterest income	8,627	6,888
Noninterest expense
Salaries and employee benefits	16,514	16,676
Occupancy expense, net	2,489	2,600
Computer services	3,173	3,302
Telephone, postage, and supplies	652	677
Marketing and advertising	487	696
Deposit insurance premiums	717	549
Core deposit intangible amortization	859	859
Other	4,673	5,552
Total noninterest expense	29,564	30,911
Income before income taxes	18,653	19,468
Income tax expense	3,820	4,455
Net income	$14,833	$15,013

Per Share Data

	Three Months Ended
	September 30, 2023	June 30, 2023
Net income per common share(1)
Basic	$0.88	$0.91
Diluted	$0.88	$0.90
Average shares outstanding
Basic	16,792,177	16,774,661
Diluted	16,800,901	16,781,923
Book value per share at end of period	$27.87	$27.13
Tangible book value per share at end of period(2)	$25.47	$24.69
Cash dividends declared per common share	$0.10	$0.10
Total shares outstanding at end of period	17,380,307	17,366,673
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	September 30, 2023	June 30, 2023
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.33%	1.39%
Return on equity (ratio of net income to average equity)	12.23	12.85
Yield on earning assets	5.90	5.82
Rate paid on interest-bearing liabilities	2.58	2.08
Average interest rate spread	3.32	3.74
Net interest margin(2)	4.02	4.32
Average interest-earning assets to average interest-bearing liabilities	137.07	138.54
Noninterest expense to average total assets	2.64	2.86
Efficiency ratio	58.21	60.87
Efficiency ratio – adjusted(3)	59.12	60.61
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Asset quality ratios
Nonperforming assets to total assets(1)	0.25%	0.18%	0.18%	0.17%	0.20%
Nonperforming loans to total loans(1)	0.32	0.23	0.22	0.21	0.24
Total classified assets to total assets	0.76	0.53	0.49	0.50	0.54
Allowance for credit losses to nonperforming loans(1)	400.41	567.56	600.47	629.40	561.10
Allowance for credit losses to total loans	1.30	1.29	1.30	1.30	1.34
Net charge-offs to average loans (annualized)	0.27	0.13	0.01	0.25	0.01
Capital ratios
Equity to total assets at end of period	10.41%	10.23%	10.12%	11.25%	11.14%
Tangible equity to total tangible assets(2)	9.60	9.39	9.27	10.62	10.50
Average equity to average assets	10.84	10.79	11.14	11.50	11.00
(1)Nonperforming assets include nonaccruing loans and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2023, $3.1 million, or 26.4%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Commercial real estate loans
Construction and land development	$352,143	$356,674	$368,756	$328,253	$310,985
Commercial real estate – owner occupied	526,534	529,721	524,247	340,824	336,456
Commercial real estate – non-owner occupied	880,348	901,685	926,991	690,241	661,644
Multifamily	83,430	81,827	85,285	69,156	79,082
Total commercial real estate loans	1,842,455	1,869,907	1,905,279	1,428,474	1,388,167
Commercial loans
Commercial and industrial	237,366	245,428	229,840	194,679	205,844
Equipment finance	470,387	462,211	440,345	426,507	411,012
Municipal leases	147,821	142,212	138,436	135,922	130,777
Total commercial loans	855,574	849,851	808,621	757,108	747,633
Residential real estate loans
Construction and land development	103,381	110,074	105,617	100,002	91,488
One-to-four family	560,399	529,703	518,274	400,595	374,849
HELOCs	185,289	187,193	193,037	194,296	164,701
Total residential real estate loans	849,069	826,970	816,928	694,893	631,038
Consumer loans	112,816	112,095	118,505	105,148	100,945
Total loans, net of deferred loan fees and costs	3,659,914	3,658,823	3,649,333	2,985,623	2,867,783
Allowance for credit losses – loans	(47,417)	(47,193)	(47,503)	(38,859)	(38,301)
Loans, net	$3,612,497	$3,611,630	$3,601,830	$2,946,764	$2,829,482
Deposits

(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Core deposits
Noninterest-bearing accounts	$827,362	$825,481	$872,492	$726,416	$794,242
NOW accounts	602,804	611,105	678,178	638,896	636,859
Money market accounts	1,195,482	1,241,840	1,299,503	992,083	960,150
Savings accounts	202,971	212,220	228,390	230,896	240,412
Total core deposits	2,828,619	2,890,646	3,078,563	2,588,291	2,631,663
Certificates of deposit	812,342	710,522	597,036	459,729	471,005
Total	$3,640,961	$3,601,168	$3,675,599	$3,048,020	$3,102,668
The following bullet points provide further information regarding the composition of our deposit portfolio as of September 30, 2023:
•Total deposits increased $39.8 million, or 1.1%, during the quarter.
•The balance of uninsured deposits was $962.7 million, or 26.4% of total deposits, which included $294.8 million of collateralized deposits to municipalities.
•The balance of brokered deposits was $328.0 million, or 9.0% of total deposits.
•Commercial and consumer depositors represented 51% and 49% of total deposits, respectively.
•The average balance of our deposit accounts was $33,000.
•Our largest 25 depositors made up $541.9 million, or 15.0% of total deposits.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023
Noninterest expense	$29,564	$30,911

Net interest income	$42,160	$43,896
Plus: tax-equivalent adjustment	315	298
Plus: noninterest income	8,627	6,888
Less: BOLI death benefit proceeds in excess of cash surrender value	1,092	—
Less: gain on sale of premises and equipment	—	82
Net interest income plus noninterest income – adjusted	$50,010	$51,000

Efficiency ratio	58.21%	60.87%
Efficiency ratio – adjusted	59.12%	60.61%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity	$484,411	$471,186	$458,242	$410,155	$396,222
Less: goodwill, core deposit intangibles, net of taxes	41,748	42,410	42,642	25,663	25,683
Tangible book value	$442,663	$428,776	$415,600	$384,492	$370,539
Common shares outstanding	17,380,307	17,366,673	17,370,063	15,673,595	15,632,348
Book value per share	$27.87	$27.13	$26.38	$26.17	$25.35
Tangible book value per share	$25.47	$24.69	$23.93	$24.53	$23.70
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible equity(1)	$442,663	$428,776	$415,600	$384,492	$370,539
Total assets	4,651,997	4,607,487	4,526,870	3,647,015	3,555,186
Less: goodwill, core deposit intangibles, net of taxes	41,748	42,410	42,642	25,663	25,683
Total tangible assets	$4,610,249	$4,565,077	$4,484,228	$3,621,352	$3,529,503

Tangible equity to tangible assets	9.60%	9.39%	9.27%	10.62%	10.50%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.